UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 19, 2013

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50761 (Commission File Number)	11-3146460 (IRS Employer Identification No.)

14 Plaza Drive Latham, New York (Address of Principal Executive Offices)	12110 (Zip Code)

Registrant’s telephone number, including area code:  (518) 795-1400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

Credit Agreement

On September 19, 2013, AngioDynamics, Inc. (“AngioDynamics”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

The Credit Agreement provides for a $100 million senior secured term loan facility (“Term Facility”) and a $100 million senior secured revolving credit facility, which includes up to a $20 million sublimit for letters of credit and a $5 million sublimit for swingline loans (the “Revolving Facility”, and together with the Term Facility, the “Facilities”).

The proceeds of the Term Loan and a portion of the proceeds of the Revolving Facility were used to repay AngioDynamics’ Credit Agreement (the “Existing Credit Agreement”) dated as of May 22, 2012 with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

The proceeds of the Revolving Facility may be used for general corporate purposes of AngioDynamics and its subsidiaries.  The Facilities have a five year maturity.  The Term Loan has a quarterly repayment schedule equal to 5%, 5%, 10%, 15% and 65% of its principal amount in years one through five.   Interest on both the Term Loan and Revolver will be based on a base rate or Eurodollar rate plus an applicable margin which increases as AngioDynamics’ total leverage ratio increases, and with the base rate and Eurodollar rate having ranges of 0.50% to 1.25% and 1.50% to 2.25% respectively. After default, the interest rate may be increased by 2.0%.  The Revolver will also carry a commitment fee of 0.20% to 0.35% per annum on the unused portion.

AngioDynamics’ obligations under the Facilities are unconditionally guaranteed, jointly and severally, by AngioDynamics’ material direct and indirect domestic subsidiaries (the “Guarantors”).  All obligations of AngioDynamics and the Guarantors under the Facilities are secured by first priority security interests in substantially all of the assets of AngioDynamics and the Guarantors.

On September 19, 2013, AngioDynamics borrowed $100 million under the Term Facility and approximately $41.4 million under the Revolving Facility to repay the Existing Credit Agreement.  The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, two financial covenants.  The first financial covenant, requires AngioDynamics to maintain, as of the end of each of its fiscal quarters, a ratio of (i) consolidated EBITDA minus consolidated capital expenditures to (ii) consolidated interest expense paid or payable in cash plus scheduled principal payments in respect of indebtedness under the Credit Agreement of not less than 1.35 to 1.00.  The second financial covenant, requires AngioDynamics to maintain, as of the end of each of its fiscal quarters, a ratio of consolidated total indebtedness to consolidated EBITDA of not greater than 3.75 to 1.00.

The above description is only a summary of the material terms of the Credit Agreement and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02.           Termination of a Material Definitive Agreement.

On September 19, 2013, AngioDynamics repaid all amounts owed under the Existing Credit Agreement, and as a result, the Existing Credit Agreement was terminated. Pursuant to the terms of the Existing Credit Agreement, AngioDynamics had the option to repay this facility at any time prior to the maturity date without penalty. The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02 as if fully set forth herein.

Item 2.03.           Creation of a Direct Financial Obligation or an Obligations.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01.           Financial Statements and Exhibits.

(d) Exhibits.

10.1
Credit Agreement, dated as of September 19, 2013, by and among AngioDynamics, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents,  and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.

Date: September 24, 2013	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description	Paper (P) or Electronic (E)
10.1
Credit Agreement, dated as of September 19, 2013, by and among AngioDynamics, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.
E